UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 6, 2008

Integrated Silicon Solution, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-23084	77-0199971
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1940 Zanker Road

San Jose, California

95112

(Address of Principal Executive Offices)

(Zip Code)

Registrant’s telephone number, including area code: (408) 969-6600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 6, 2008, the Compensation Committee of the Board of Directors of Integrated Silicon Solution, Inc. (the “Company”) approved the salaries of the Company’s executive officers for fiscal 2009. In this regard, no salary increases were made from the salaries which were in effect as of September 30, 2008. Mr. Jimmy Lee’s annual base salary was reduced to $100,000 reflecting his reduced time status. Mr. Scott Howarth’s annual base salary remained at $285,000; Mr. John Cobb’s annual base salary remained at $225,000; Mr. KY Han’s annual base salary remained at $250,000; and Mr. James Han’s annual base salary remained at $250,000.

At its meeting, the Compensation Committee also approved an executive bonus plan (the “Bonus Plan”). Under the Bonus Plan, the Compensation Committee determines the performance goals applicable to any award which goals may include, without limitation, total revenue, revenue from specific product lines, cash flow; earnings; earnings per share; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; operating profit; gross or operating margin and individual objectives. As determined by the Compensation Committee, the performance goals may be based on U.S. generally accepted accounting principles (“GAAP”) or Non-GAAP results and any actual results may be adjusted by the Compensation Committee for one-time items or unbudgeted or unexpected items when determining whether the performance goals have been met. The goals may be on the basis of any factors the Compensation Committee determines relevant, and may be on an individual, divisional, business unit or Company-wide basis. The performance goals may differ from participant to participant and from award to award.

The foregoing description of the Bonus Plan set forth herein does not purport to be complete and is qualified in its entirety by reference to the full text of the Bonus Plan, attached hereto as Exhibit 10.1 and incorporated herein by reference in its entirety.

For fiscal 2009, the Compensation Committee made awards under the Bonus Plan whereby the Company’s executive officers are eligible to receive cash bonuses equal to a percentage of the Company’s operating profit for fiscal 2009 as determined in accordance with GAAP, subject to adjustment by the Compensation Committee in its discretion to reflect unexpected items (such as the Company’s recent goodwill write-off). Specifically, the bonus amount allocated to Mr. Howarth is 2.0% of operating profit; the bonus amount allocated to Mr. Cobb is 1.1% of operating profit; and the bonus amount allocated to each of Messrs. K.Y. Han and James Han is 1.0% of operating profit. The Company’s executive officers are eligible to receive additional bonuses under the Bonus Plan based upon their performance as determined at the discretion of the Compensation Committee. For fiscal 2009, the discretionary bonus amount for Mr. Howarth is $120,000; the discretionary bonus amount for Mr. Cobb is $70,000; and the discretionary bonus amount for each of Messrs. K.Y. Han and James Han is $60,000. Due to his reduced time status, Mr. Lee was not allocated any bonus amounts for fiscal 2009.

At its meeting on November 6, 2008, the Compensation Committee also approved payouts under the Company’s executive bonus plan for fiscal 2008 (the “2008 Bonus Plan”). Under the 2008 Bonus Plan, the Company’s executive officers were eligible to receive cash bonuses based 90% on the Company’s performance in fiscal 2008 and based 10% on the individual’s performance as determined at the discretion of the Compensation Committee. The Company’s performance was measured based on EBITDA (as defined in the 2008 Bonus Plan), specific product revenue and inventory management goals for fiscal 2008. In determining the actual bonus amounts for fiscal 2008, the Compensation Committee made an adjustment to the EBITDA calculation (as defined in the 2008 Bonus Plan) to adjust for certain unexpected legal fees incurred in connection with the Company’s tender offer activities and its stock option investigation, resulting in an increase to the total bonus payout equal to 12.5% of the target bonus amount for each executive officer. No adjustments were made to the product revenue and inventory management performance levels. With respect to the discretionary portion of the bonus calculation, the Compensation Committee determined that each executive officer would receive 7% of the 10% allocated for such awards. As a result of the foregoing, the Compensation Committee approved total bonuses under the 2008 Bonus Plan equal to 67.3% of the target bonus amount for each executive officer, or a $82,022 bonus in the case of Mr. Lee (which amount reflects a pro-ration for his reduced time status) and a $67,300 bonus in the case of each of Messrs. Howarth, K.Y. Han and James Han. Mr. John Cobb’s bonus was pro-rated based on his start date with the Company and his actual pro-rated bonus amount was $19,637.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Executive Bonus Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRATED SILICON SOLUTION, INC.

Date: November 12, 2008	/s/ JOHN M. COBB
John M. Cobb Vice President and Chief Financial Officer

INDEX TO EXHIBITS

10.1	Executive Bonus Plan.